Exhibit 4.1
ORGANIZED UNDER THE CAWS OF THE STATE OF SOUTH CAROLINA
THE SOUTH FINANCIAL GROUP, INC. 10% MANDATORY CONVERTIBLE NON CUMULATIVE PREFERRED STOCK, SERIES 2008ND-V
THIS CERTIFIES THAT Specimen is the owner of *** One Hundred*** Shares
Transferable only one the looks of the corporation by the holder hereof in persons or by money upon surrender up this certificate properly endorsed
IN WITNESS WHEREOF. the said corporation has caused this certificate to be sign by ed duly authorized officers and its corporate to be on to affect this 8th day of May A D 2008

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) AN EXEMPTION FROM EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.
CERTIFICATE FOR 100 SHARES THE SOUTH FINANCIAL GROUP, INC. Mandatory Convertible non-cumulative Preferred Stock Series 2008 ND-v
ISSUED TO SAMPLE DATE MAY 8, 2008
fore value received here by sell assign and transfer and —shares represented by the within certificate and do here by irrevocably constitute and appoint to transfer the said sheres on the books of the within name corporation with fullpower of substitution in the premises dated —in presence of
NOTICE. THE SIGNATURE OF THE ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICAT IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.